Exhibit 99.(a)(1)(G)

               FORM OF ELECTRONIC CONFIRMATION OF RECEIPT OF FORMS

[communication to be in email format]

Confirmation of Receipt of [Election Form(s)/Notice of Change in Election Form]

We have received the [Election Form/Notice of Change in Election Form] for one or more of your Eligible Options. Based on what we have received from you to date, you have elected to exchange the following Eligible Options:

      Grant Date           Exercise Price           Number of Outstanding Shares
      ----------           --------------           ----------------------------


            TOTAL

If this is not correct, please send an email to exchangeplanadmin@pdi-inc.com with the correct information and resend the Election Form or Notice of Change in Election Form containing the correct information. If necessary, we will follow up with you directly.

Please note that you may change your previous election(s) at any time before 5:00 p.m., Eastern Standard Time, on April 30, 2003. If we extend the Offer to exchange beyond that time, you may change your previous election at any time until the extended date. To change your election, please complete a Notice of Change in Election Form by following the directions set forth in Section 5 of the Offer to Exchange.


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